Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2010 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter 2010 Highlights:

•	Record quarterly sales drive GAAP earnings of $0.56 per diluted share; adjusted earnings of $0.80 per diluted share
•	Industrial Distribution: Quarterly sales up 46.0%, organic sales per sales day* up 23.2%
•	Operating Margins: Aerospace, 22.4% (adjusted); Industrial Distribution, 4.2%

BLOOMFIELD, Connecticut (February 28, 2011) – Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the fourth quarter ended December 31, 2010.

Summary of Financial Results
In thousands except per share amounts
	For the Three Months Ended
	December 31,		December 31,
	2010		2009	$ Change
Net sales:
Industrial Distribution	$218,687		$149,754	$68,933
Aerospace	146,422		119,318	27,104
Net sales	$365,109		$269,072	$96,037

Operating income:
Industrial Distribution	$9,233		$3,380	$5,853
Aerospace	26,387	a	18,193	8,194
Net gain (loss) on sale of assets	(68)		(41)	(27)
Corporate expense	(8,010)		(7,826)	(184)
Operating income	$27,542		$13,706	$13,836

Diluted earnings per share	$0.56		$0.32	$0.24

Non-GAAP Reconciliation b
Operating income – as reported	$27,542		$13,706	$13,836
Goodwill impairment charge	6,371		-	6,371
Operating income – adjusted	$33,913		$13,706	$20,207

Diluted earnings per share – as reported	$0.56		$0.32	$0.24
Goodwill impairment charge	0.24		-	0.24
Diluted earnings per share – adjusted	$0.80		$0.32	$0.48

a Aerospace operating income adjusted for the goodwill impairment charge is $32,758.
b Additional non-GAAP financial information reconciliations are presented on page 4.

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, “In the fourth quarter of 2010, we delivered the strongest operational performance in the history of our company as a result of solid execution in both our Industrial Distribution and Aerospace segments.  Industrial Distribution continued to benefit from healthy demand in nearly all of our end markets, with our organic and acquired businesses both contributing approximately equally to our 46% year-over-year daily sales growth. We were especially pleased that both our Minarik and Allied acquisitions were accretive in the fourth quarter and full year. In our Aerospace business, higher Joint Programmable Fuze (JPF) sales were the primary contributor to the strong segment performance. Having cleared the issues related to supplied components, we were able to leverage our in-process inventory and production capacity to make up much of the production missed in prior quarters.  We were also able to take advantage of a large direct commercial JPF delivery in the quarter, which was a higher margin sale. In addition to the strong quarter of production, we won several large JPF orders to significantly increase our backlog and extend our position on this important product line. Our improved pricing on the JPF program, combined with higher margin commercial orders, drove not only higher sales, but also a significant increase in operating margins, helping to produce a 720 basis point increase in our overall Aerospace operating margin for the quarter compared to the prior year quarter on a non-GAAP basis.  In addition, we were awarded several important contracts during the quarter, and completed the acquisition of Global Aerosystems, which will allow us to expand our aerostructure engineering design services and provides us with a significant strategic growth opportunity. Overall, our performance for the quarter resulted in $3.2 million of free cash flow* generation (which is net of a voluntary $25 million pension plan contribution) and, combined with the convertible note offering completed during the quarter, puts us in an even stronger financial position as we move into 2011.”

“Kaman Reports 2010 Fourth Quarter and Full Year Results”
February 28, 2011

Segment reports follow:

The Industrial Distribution segment achieved sales growth of 46.0% in the 2010 fourth quarter to $218.7 million from $149.8 million a year ago.  Acquisitions contributed $34.3 million in sales during the quarter.  On a sales per sales day* basis, organic sales were up 23.2% over last year’s fourth quarter (see table on page 5 for additional details regarding the Company’s sales per day performance).  Segment operating income for the fourth quarter of 2010 was $9.2 million, a 173.2% increase from operating income of $3.4 million in the fourth quarter of 2009.  The operating profit margin for the fourth quarter of 2010 was 4.2% compared to 3.8% in the third quarter of 2010 and 2.3% in the fourth quarter of 2009.

Industrial Distribution segment sales for the fourth quarter of 2010 reflect growth from acquisitions made in 2010, and a healthier business environment compared to the same period in 2009.  The improved market conditions were broad based across geographies, customers and end markets.  Operating margin was higher year-over-year and on a sequential basis in the fourth quarter due to the contribution from acquisitions, leverage from higher sales volume, and lower employee health insurance costs.

Segment sales for the full year 2010 were $832.0 million compared to $645.5 million in 2009, an increase of 28.9%.  Sales growth was achieved as a result of an improved end market environment and contributions from the three acquisitions completed during the year.

Aerospace segment sales were $146.4 million in the fourth quarter, an increase of 22.7% from sales of $119.3 million in the fourth quarter of 2009. The sales increase was primarily attributable to higher sales prices, increased volume and a large direct commercial sale of JPF fuzes combined with increased deliveries of BLACK HAWK cockpits.  These increases were partially offset by lower sales volume of bearing product lines.  Operating income for the fourth quarter of 2010 was $26.4 million, compared to operating income of $18.2 million in the 2009 fourth quarter. The fourth quarter includes a non-cash non-tax deductible goodwill impairment charge of $6.4 million, or $0.24 per diluted share, related to our U.K. Composites Facility.  The increased operating income in the fourth quarter was primarily a result of improved profitability from the higher volume and pricing on the JPF fuze program, but also included year over year improvement at our Wichita composites facility, which achieved profitability during the quarter.

For the full year 2010, segment sales were $486.5 million, a decrease of 2.8% from $500.7 million in 2009.  The decrease was primarily attributable to lower sales from bearing product lines, composite aerostructure programs in the U.K., and helicopter service and support programs.  These decreases were partially offset by increases in sales of Joint Programmable Fuzes and BLACK HAWK cockpits deliveries.  In addition to the goodwill impairment charge in the fourth quarter, full year segment results include a pre-tax charge of $2.0 million, or after-tax $0.05 per diluted share, related to the resolution of pricing associated with the Sikorsky Canadian MH-92 Tail Rotor Pylon program contract.

“Kaman Reports 2010 Fourth Quarter and Full Year Results”
February 28, 2011

Other

Free cash flow* for the fourth quarter and full year 2010 was $3.2 million and $15.8 million (amounts for both periods are net of a voluntary $25 million pension plan contribution made in the fourth quarter), respectively.  Full year 2010 results include receipt of a look-back interest payment of $6.6 million from the IRS, related to the Australian helicopter program, which was recorded as interest income.  Net of tax this resulted in income of $0.17 per diluted share.

Outlook

The company’s expectations for full year 2011 include:

•	Aerospace segment sales of $550 million to $565 million
•	Aerospace operating margins of 15.2% to 15.5%
•	Industrial Distribution sales of $930 million to $960 million
•	Industrial Distribution segment operating margins of 4.2% to 4.5%
•	Interest expense of approximately $12.5 million
•	Corporate expenses averaging from approximately $10.0 million to $10.5 million per quarter

Aerospace expectations exclude the potential sale of SH-2G(I) aircraft.

Chief Financial Officer William C. Denninger commented, "We expect a year of solid revenue growth as we look ahead to 2011.  In Industrial Distribution, we continue to experience strong demand from our customers. Key industry data also continues to suggest that this sector of the economy is in an expansionary mode. In Aerospace, we also expect a strong year, with more profitability coming in the second half, consistent with the ramp up in production on several key platforms. Our consolidated top line and operating income growth will be somewhat offset by higher pension, interest, and benefit expenses, which are anticipated in our outlook. Overall, we are encouraged to be heading into 2011 with positive fundamentals in both of our businesses and strong execution to drive further improvement in our results this year."

Please see the MD&A section of the company’s Form 10-K filed with the Securities and Exchange Commission (SEC) concurrently with the issuance of this release for more information on our 2010 results and various company programs.

A conference call has been scheduled for tomorrow, March 1, at 8:30 AM ET.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management may include certain non-GAAP measures related to company performance.  If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

“Kaman Reports 2010 Fourth Quarter and Full Year Results”
February 28, 2011

KAMAN CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Information
(In millions except share and per share amounts)

	For the three months ended		For the years ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
NET EARNINGS:
GAAP net earnings as reported	$14.7	$8.3	$38.3	$32.6
Goodwill impairment	6.4		6.4
Look-back interest benefit	-	-	(4.3)	-
Aerospace contract price settlement	-	-	1.3	-
Non-GAAP adjusted net earnings	$21.1	$8.3	$41.7	$32.6

GAAP earnings per common share - diluted	$0.56	$0.32	$1.47	$1.27
Goodwill impairment per common share - diluted	0.24	-	0.24	-
Look-back interest benefit per common share - diluted	-	-	(0.17)	-
Aerospace contract price settlement per common share - diluted	-	-	0.05	-
Non-GAAP adjusted net earnings per common share - diluted	$0.80	$0.32	$1.59	$1.27

Weighted average shares outstanding (in thousands) - diluted	26,200	25,964	26,104	25,779

AEROSPACE SEGMENT OPERATING INCOME:
GAAP net sales - Aerospace segment	$146.4	$119.3	$486.5	$500.7

Sales adjustment due to contract price settlement	-	-	(2.3)	-

Adjusted net sales-Aerospace segment	$146.4	$119.3	$484.2	$500.7

GAAP operating income - Aerospace segment	$26.4	$18.2	$67.2	$75.0
% of GAAP Sales	18.0%	15.2%	13.8%	15.0%
Goodwill impairment	6.4	-	6.4	-
Aerospace contract price settlement	-	-	2.0	-

Non-GAAP adjusted operating income – Aerospace segment	$32.8	$18.2	$75.6	$75.0
% of adjusted Sales	22.4%	15.2%	15.6%	15.0%

“Kaman Reports 2010 Fourth Quarter and Full Year Results”
February 28, 2011

	For the three months ended		For the years ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

EFFECTIVE TAX RATE:
GAAP income tax expense	$10.6	$3.7	$22.0	$14.4

GAAP earnings before income taxes	$25.3	$11.9	$60.4	$47.0
Effective tax rate	41.8%	30.7%	36.5%	30.5%

Goodwill impairment	6.4	-	6.4	-

Adjusted earnings before income taxes	$31.7	$11.9	$66.8	$47.0
Adjusted effective tax rate	33.4%	30.7%	33.0%	30.5%

Non-GAAP Measures Disclosure
Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide investors with important perspectives into the company’s ongoing business performance.  The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define the measures differently.  We define the non-GAAP measures used in this report and other disclosures, as follows:

Organic Sales per Sales Day – Organic sales per sales day is defined as GAAP “Net sales of the Industrial Distribution segment” less sales derived from current year acquisitions, divided by the number of sales days in the period. Sales days are essentially business days that the company’s branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release.  Management believes sales per sales day provides investors with an important perspective on how net sales may be impacted by the number of days the segment is open for business.

Management uses sales per sales day as a measurement to compare periods in which the number of sales days differs.  The following table illustrates the calculation of sales per sales day using “Net sales: Industrial Distribution” from the “Segment Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the company’s Form 10-K filed with the SEC on February 28, 2011 (in thousands, except days):

	For the three months ended
	December 31, 2010	October 1, 2010	July 2, 2010	April 2, 2010	December 31, 2009
Net sales	$218,687	$223,127	$210,924	$179,259	$149,754
Acquisition related sales	34,253	35,254	26,729	-	-
Organic sales	$184,434	$187,873	$184,195	$179,259	$149,754

Sales days	60	63	64	65	60
Organic sales per sales day (a)	$3,074	$2,982	$2,878	$2,758	$2,496
% change - sequential	3.1%	3.6%	4.4%	10.5%	-2.0%

(a) Organic sales per sales day is a metric management uses to evaluate performance trends at its Industrial Distribution segment and is calculated by taking total organic sales for the quarter divided by the number of sales days during the quarter. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Non-GAAP Financial Measures.”

“Kaman Reports 2010 Fourth Quarter and Full Year Results”
February 28, 2011

Free Cash Flow – Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.”  Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation.  Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Management uses free cash flow internally to assess both business performance and overall liquidity.  The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment” GAAP measures from the cash flow statement on page 10 (in thousands):

	For the Twelve Months Ended	For the Nine Months Ended	For the Three Months Ended
	December 31, 2010	October 1, 2010	December 31, 2010
Net cash provided by (used in) operating activities	$37,356	$27,120	$10,236
Expenditures for property, plant & equipment	(21,507)	(14,505)	(7,002)
Free Cash Flow	$15,849	$12,615	$3,234

Debt to Capitalization Ratio – Debt to capitalization ratio is calculated by dividing debt by capitalization.  Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.”  Capitalization is defined as Debt plus GAAP “Total shareholders’ equity.”  Management believes that debt to capitalization is a measurement of financial leverage and provides investors with an insight into the financial structure of the company and its financial strength.  The following table illustrates the calculation of debt to capitalization using GAAP measures from the balance sheets on page 9 (in thousands):

	December 31, 2010	December 31, 2009
Notes payable	$2,980	$1,835
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	140,443	56,800
Debt	148,423	63,635
Total shareholders’ equity	362,670	312,900
Capitalization	$511,093	$376,535
Debt to capitalization	29.0%	16.9%

“Kaman Reports 2010 Fourth Quarter and Full Year Results”
February 28, 2011

Forward-Looking Statements

This release contains forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 7) management's success in increasing the volume of profitable work at the Wichita facility; 8) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 9) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 10) satisfactory resolution of the company’s litigation relating to the FMU-143 program; 11) continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; 12) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 13) profitable integration of acquired businesses into the company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effects of price increases or decreases; 16) the effects of pension regulations, pension plan assumptions and future contributions; 17) future levels of indebtedness and capital expenditures; 18) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 19) the effects of currency exchange rates and foreign competition on future operations; 20) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 21) future repurchases and/or issuances of common stock; and 22) other risks and uncertainties set forth in the company's annual, quarterly and current releases, proxy statements and other filings with the U.S. Securities and Exchange Commission. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

###
Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

“Kaman Reports 2010 Fourth Quarter and Full Year Results”
February 28, 2011

A summary of segment information follows (in thousands):
Summary of Segment Information

	For the three months ended		For the twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net sales:
Industrial Distribution	$218,687	$149,754	$831,997	$645,535
Aerospace	146,422	119,318	486,516	500,696
Net sales	$365,109	$269,072	$1,318,513	$1,146,231

Operating income:
Industrial Distribution	$9,233	$3,380	$30,252	$12,612
Aerospace	26,387	18,193	67,151	74,996
Net gain (loss) on sale of assets	(68)	(41)	447	(4)
Corporate expense	(8,010)	(7,826)	(35,033)	(33,662)
Operating income	$27,542	$13,706	$62,817	$53,942

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009

Net sales	$365,109	$269,072	$1,318,513	$1,146,231
Cost of sales	257,080	195,992	960,706	840,293
	108,029	73,080	357,807	305,938

Selling, general and administrative expenses	74,048	59,333	289,066	251,992
Goodwill impairment	6,371	-	6,371	-
Net (gain)/loss on sale of assets	68	41	(447)	4
Operating income	27,542	13,706	62,817	53,942
Interest expense, net	2,625	1,791	3,487	5,700
Other (income)/expense, net	(351)	(3)	(1,042)	1,232

Earnings before income taxes	25,268	11,918	60,372	47,010
Income tax expense	10,572	3,663	22,048	14,361
Net earnings	$14,696	$8,255	$38,324	$32,649

Net earnings per share:
Basic earnings per share	$0.57	$0.32	$1.48	$1.27
Diluted earnings per share	$0.56	$0.32	$1.47	$1.27

Average shares outstanding:
Basic	26,002	25,746	25,928	25,648
Diluted	26,200	25,964	26,104	25,779

Dividends declared per share	$0.14	$0.14	$0.56	$0.56

“Kaman Reports 2010 Fourth Quarter and Full Year Results”
February 28, 2011

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands except share amounts)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$32,232	$18,007
Accounts receivable, net	173,620	135,423
Inventories	316,899	285,263
Deferred income taxes	26,357	23,040
Income taxes receivable	2,420	-
Other current assets	33,425	20,870
Total current assets	584,953	482,603
Property, plant and equipment, net	89,719	81,322
Goodwill	114,818	88,190
Other intangibles assets, net	49,428	29,345
Deferred income taxes	33,740	69,811
Other assets	23,099	21,796
Total assets	$895,757	$773,067

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$2,980	$1,835
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	95,416	79,309
Accrued salaries and wages	31,730	19,049
Current portion of amount due to Commonwealth of Australia	24,399	-
Other accruals and payables	61,676	43,419
Income taxes payable	644	5,458
Total current liabilities	221,845	154,070
Long-term debt, excluding current portion	140,443	56,800
Deferred income taxes	7,556	8,352
Underfunded pension	98,624	157,266
Due to Commonwealth of Australia, excluding current portion	13,102	34,067
Other long-term liabilities	51,517	49,612
Commitments and contingencies	-	-
Shareholders' equity:
Capital stock, $1 par value per share:
Preferred stock, 200,000 shares authorized; none outstanding	-	-
Common stock, 50,000,000 shares authorized, voting, 26,091,067 and 25,817,477 shares issued, respectively	26,091	25,817
Additional paid-in capital	97,903	89,624
Retained earnings	325,844	302,058
Accumulated other comprehensive income (loss)	(86,300)	(104,042)
Less 64,949 and 51,000 shares of common stock, respectively,
held in treasury, at cost	(868)	(557)
Total shareholders’ equity	362,670	312,900
Total liabilities and shareholders’ equity	$895,757	$773,067

“Kaman Reports 2010 Fourth Quarter and Full Year Results”
February 28, 2011

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net Earnings	$38,324	$32,649
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	20,484	16,104
Accretion of convertible notes discount	172	-
Provision for doubtful accounts	574	113
Net (gain) loss on sale of assets	(447)	4
Goodwill impairment	6,371	-
(Gain) loss on due to Comm. of Australia, net of (gain) loss on derivative instruments	(1,012)	1,483
Stock compensation expense	4,458	3,084
Excess tax (expense) benefit from share-based compensation arrangements	(341)	55
Deferred income taxes	12,855	(1,102)
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable	(18,504)	(712)
Inventories	(19,695)	24,229
Income tax receivable	(2,420)	3,450
Other current assets	(681)	944
Accounts payable	11,133	(7,216)
Other accrued expenses and payables	14,617	(6,260)
Income taxes payable	(4,285)	3,797
Pension liabilities	(25,223)	(1,073)
Other long-term liabilities	976	905
Net cash provided by (used in) operating activities	37,356	70,454
Cash flows from investing activities:
Proceeds from sale of assets	1,104	59
Expenditures for property, plant & equipment	(21,507)	(13,567)
Acquisition of businesses including earn out adjustment, net of cash received	(66,549)	(704)
Other, net	22	(2,055)
Cash provided by (used in) investing activities	(86,930)	(16,267)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	(12,936)	(25,777)
Debt repayment	(5,000)	(5,000)
Proceeds from issuance of convertible notes	115,000	-
Proceeds from issuance of warrants	1,886	-
Purchase of call options related to convertible notes	(13,225)	-
Net change in book overdraft	(2,295)	1,444
Proceeds from exercise of employee stock awards	2,555	1,844
Dividends paid	(14,501)	(14,338)
Debt issuance costs	(5,878)	(3,404)
Windfall tax (expense) benefit	341	(55)
Other	(638)	133
Cash provided by (used in) financing activities	65,309	(45,153)
Net increase (decrease) in cash and cash equivalents	15,735	9,034
Effect of exchange rate changes on cash and cash equivalents	(1,510)	812
Cash and cash equivalents at beginning of period	18,007	8,161
Cash and cash equivalents at end of period	$32,232	$18,007